Exh 10-c
                             MANAGEMENT AGREEMENT

	AGREEMENT made as of June 1, 2006 by and among ULTRADATA SYSTEMS, INCORPORATED, a Delaware corporation (the "Company"), RW DATA, INC., a Delaware corporation ("Subsidiary"), and the following individuals (collectively, the "Managers," and each individually, a "Manager"):
MONTE ROSS, ERNEST CLARKE AND MARK PETERSON.

	WHEREAS, the Company owns all of the shares of capital stock of the Subsidiary; and

	WHEREAS, at the time this Agreement becomes effective, the Assignment and Assumption Agreement between the Company and the Subsidiary (the "Assignment and Assumption") shall also become effective; and

	WHEREAS, under the terms of the Assignment and Assumption, the Company assigns all of its assets to the Subsidiary, and the Subsidiary assumes all of the Company's obligations and liabilities and, as a result of the consummation of the Assignment and Assumption, all of the business of the Company will be transferred to the Subsidiary; and

	WHEREAS, each of the Managers is currently employed by the Company and is an officer and director of the Company; and

	WHEREAS, on the date of and immediately following the consummation of the Assignment and Assumption, the Company intends to issue and sell certain shares of preferred stock to an investor pursuant to the terms of the Series B Preferred Stock Purchase
Agreement dated June1, 2006 (the "Stock Purchase Agreement"); and

	WHEREAS, as a condition to consummation of the Stock Purchase Agreement, the Managers must resign from their positions in management of the Company; and

	WHEREAS, the Subsidiary wishes to engage the Managers, and the Managers wish to be engaged, to manage and operate the business of the Subsidiary, effective upon the closing of the sale of shares contemplated by the Stock Purchase Agreement ("Share Closing") and upon the terms and conditions and for the consideration set forth herein;

	NOW, THEREFORE, it is agreed:

        1. Termination of Employment Agreements. Each of the Managers agrees to terminate his employment with the Company and to resign as a director and officer of the Company, effective fourteen days after the Company mails an information statement to the shareholders of record notifying them of the resignations (the "Termination Date"). Each of the Managers further agrees to terminate his employment agreement with the Company, and to forfeit and waive, effective upon the Share Closing, any and all rights arising after the Share Closing to which he would be entitled as an employee of the Company under any written or oral agreement or understanding with the Company relating to his employment. Each of the Managers hereby surrenders and forfeits all options to purchase common stock of the Company previously issued to him. The foregoing notwithstanding, the Managers do not waive any rights that shall have accrued as of the Share Closing, including, without limitation, rights to receive wages, benefits, reimbursements and other compensation for services.
           (The Managers acknowledge, however, that all obligations of the Company to the Managers with respect to the period prior to the Share Closing shall be assumed by the Subsidiary under the Assignment and Assumption, and each Manager hereby agrees to seek recovery for such accrued obligations solely from the Subsidiary.)

        2. Titles; Duties.

        (a) The Subsidiary hereby engages each of the Managers to manage and operate its business. The Managers shall serve as officers and directors of the Subsidiary and shall have the following titles:

                Chief Executive Officer -       Monte Ross
                President               -       Ernest Clarke
                Vice President          -       Mark Peterson
                Secretary               -       Mark Peterson

        (b) Each of the Managers agrees that he will manage and operate the business of the Subsidiary to the best of his abilities and will devote such time and effort as he deems necessary to fulfill his duties under this Agreement. The Company and the Subsidiary acknowledge that the amount of time devoted by each Manager to the Subsidiary will be determined by that Manager within his sole discretion.

        (c) In addition to their general duties, the Managers agree to use their best efforts to satisfy and perform and/or to obtain a release of the Company's obligations to Golden Gate Investors, Inc. under the terms of a convertible debenture previously issued by the Company to Golden Gate Investors, Inc. The undertaking in this paragraph shall not, however, impose any personal liability on any Manager.

        (d) The Managers further agree to use their best efforts to effect a sale of the assets or the stock of the Subsidiary by December 31, 2006 on terms that are as favorable to the Subsidiary as reasonably possible. The proceeds of the sale of the Subsidiary will first be applied to pay the obligations of the Subsidiary retained in the sale, including any obligations of the Company assumed by the Subsidiary under the Assignment and Assumption. The terms of the sale shall be subject to the approval of the Subsidiary's Board of Directors.

        3. Operation of the Subsidiary. The Company agrees that the Managers will have exclusive authority over the operations of the Subsidiary, except that the Company shall be entitled to intervene in the event that a breach of the covenants in this Agreement threatens the Company with material injury. The Company shall not cause any funds or assets of the Subsidiary to be paid or transferred to the Company. The Managers shall maintain such books and records of the operations of the Subsidiary as are required by the Rules of the Securities and Exchange Commission, and shall prepare quarterly and annual financial statements promptly so as to permit the Company to file periodic reports with the SEC according to SEC Rules.

        4.   Compensation.

        (a) Salary. The Subsidiary shall pay to each of the Managers a salary for services hereunder on terms determined by the Subsidiary's Board of Directors.

        (b) Benefits. The Managers shall be entitled to participate in such benefit programs as the Subsidiary makes available for employees in general.

        (c) Reimbursement of Business Expenses. The Managers shall be entitled to reimbursement of all reasonable business expenses actually incurred by them in the discharge of their duties hereunder, including expenses for entertainment, travel, and similar items, upon submission of the related invoice or other sufficient documentation.

        5. Consideration to be Given by Company. In consideration of the termination by the Managers of their respective employment agreements and their undertaking of the duties described herein, the Company agrees as follows:

        (a) Series C Stock. To issue, upon the Share Closing, to Monte Ross 33,334 and to Ernest Clarke and Mark Peterson each 33,333 shares of the Company's Series C Convertible Preferred Stock ("Series C Stock"), which stock shall have the preferences and rights, and be subject to the limitations, set forth in the Certificate of Designation of such Series adopted by resolution of the Board of Directors of the Company on May 20, 2006. The Managers shall not be entitled to transfer or assign any shares of Series C Stock other than by will or laws of descent.

        (b) Purchase Option. Monte Ross and Ernest Clarke shall be entitled to purchase an additional 16,667 shares of Series C Stock and Mark Peterson shall be entitled to purchase an additional 16,666 shares of Series C Stock (collectively, the "Purchase Options"). Each Purchase Option may be exercised, in whole or in part, by delivering to an officer of the Company at its executive offices a written notice of exercise accompanied by payment of $3.00 per share of Series C Stock being purchased. The Purchase Options shall terminate on December 31, 2007 and may not be exercised after that date.

        (c)     Put Option.  Each of the Managers shall have the right to
                sell to the Company all or part of his shares of Series C Stock for a per share price ("Purchase Price") equal to the sum of (a) $2.75 less (b) 0.00001 times the Residual Liabilities. "Residual Liabilities" means the sum of (x) all liabilities of the Subsidiary at December 31, 2006 and (y) all liabilities of the Company accrued prior to the Share Closing that must be reported in accordance with GAAP on the December 31, 2006 balance sheet of the Company less (z) all amounts held in escrow by counsel for the specific purpose of satisfying such liabilities. The Put Option may be exercised during the period beginning on April 1, 2007 and ending on June 30, 2007 by giving notice of exercise, in writing, to the
                Company.   Upon receipt of such notice, the Company shall
                tender payment of the Purchase Price to the Manager who exercised the Put Option, together with a copy of the Company's balance sheet on December 31, 2006 showing the Residual Liabilities.

        (d) Surrender of Shares. In the event that the Residual Liabilities exceed Two Hundred Seventy-Five Thousand Dollars ($275,000), then the Company shall notify the Managers of the amount of the excess in a writing accompanied by a copy of the Company's balance sheet on December 31, 2006 showing the Residual Liabilities. Upon receipt of said notice, the Managers shall surrender to the Company shares of Series C Preferred Stock. The number of shares to be surrendered shall equal (a) the excess of the Residual Liabilities over $275,000 divided by (b) $2.75. Each Manager shall be required to surrender one-third of the total number of shares to be surrendered.

        6. Corporate Acquisition. The Company intends that during 2006 it will acquire, by merger or share exchange, an operating company (a "Corporate Acquisition"). The Certificate of Designation of the Series C Stock provides that no Corporate Acquisition may be completed unless approved by the holders of the majority of the outstanding shares of Series C Stock. The Managers (for the benefit of the holder of the Series B Preferred Stock) agree that the Managers shall consent to any Corporate Acquisition in which
(a) the acquired company had not less than $2.5 million in revenue and not less than $700,000 in net pre-tax income in the year ended September 30, 2005, (b) the shareholders of the Company on this date and the holders of the Series C Preferred
Stock will, on closing of the acquisition, own not less than five percent of the equity in the Company, and (c) there are no other material terms of the Corporate Acquisition that are objectionable to the Managers.

        7. Term. The term of this Agreement ("Term") and of the Managers' engagement hereunder shall commence upon the Share Closing and shall terminate on December 31, 2006.

        8. No Assignment. The Subsidiary and Manager acknowledge that the relationship established hereby is unique and personal and that neither the Subsidiary nor the Manager may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party.

        9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ULTRADATA SYSTEMS, INCORPORATED              RW DATA, INC.


By: /s/ Monte Ross                           By: /s/ Ernest Clarke
-----------------------------------          -------------------------
Monte Ross, Chief Executive Officer          Ernest Clarke, President


MANAGERS:


/s/ Monte Ross                               /s/ Ernest Clarke
-----------------------------------          -------------------------
Monte Ross                                   Ernest Clarke


/s/ Mark L. Peterson
-----------------------------------
Mark L. Peterson